As filed with the Securities and Exchange Commission on February 28, 2024

Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PATHWARD FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1406262
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)
5501 South Broadband Lane, Sioux Falls, SD 57108
(Address and zip code of principal executive offices)
(877) 497-7497
(Registrant’s telephone number, including area code)

Pathward Financial, Inc. 2023 Omnibus Incentive Plan
(Full title of the Plan)

Gregory A. Sigrist
Executive Vice President and Chief Financial Officer
5501 South Broadband Lane
Sioux Falls, SD 57108
(877) 497-7497
(Name, address and telephone number of Agent for Service)

With a copy to:
Gregory F. Parisi, Esq.
Troutman Pepper Hamilton Sanders LLP
401 9th Street, N.W.
Washington, D.C. 20004
(202) 274-1933

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	✓		Accelerated filer
Non-accelerated filer		(Do not check if a smaller reporting company)	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
COMMON STOCK BEING REGISTERED
The purpose of this Registration Statement on Form S-8 is to register 1,200,000 shares of Common Stock, par value $0.01 per share, of Pathward Financial Inc. (the “Registrant” or “Pathward”) for issuance pursuant to the Pathward Financial 2023 Omnibus Incentive Plan (the “Plan”), which was adopted by the Registrant’s board of directors on September 28, 2023, and was approved by the Registrant’s stockholders on February 27, 2024, and an additional 200,000 shares of Common Stock currently underlying outstanding awards granted under the Pathward Financial, Inc. 2002 Omnibus Incentive Plan, as amended from time to time (the "Prior Plan"), which if cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, will become available for future grant under the Plan. Of the available pool of 1,200,000 shares under the Plan, 195,322, were issued under awards contingent on the stockholder approval of the Plan, and 1,004,678 shares will be available for future awards under the Plan.
The Plan will take the place of the Prior Plan, which expired on November 25, 2022. No further grants or awards may be made under the Prior Plan. The Plan provides that any shares subject to outstanding awards under the Prior Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the Plan. As of December 29, 2023, there were approximately 325,194 shares subject to outstanding awards granted under the Prior Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not required to be, and will not be, filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the Commission on November 21, 2023;
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2023, filed with the Commission on February 8, 2024;
(c)The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on January 17, 2024;
(d)The Registrant’s Current Reports on Form 8-K filed with the Commission on February 28, 2024, (except for portions of such reports deemed to be furnished and not filed); and
(e)The description of the Registrant’s Common Stock, par value $0.01 per share, contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the Commission on November 26, 2019.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Pathward is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
Further, Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a director’s payments of unlawful dividends or unlawful stock repurchases or redemptions, for any transaction from which the director or officer derived an improper personal benefit or for an officer’s liability in any action by or in the right of the corporation.

Article ELEVENTH of Pathward’s certificate of incorporation, as amended (“Article ELEVENTH”), provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, including, without limitation, any subsidiary, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (or to any employee or agent of the Company that a majority of disinterested directors of the Company grants the rights provided by Article ELEVENTH) (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent provided by the DGCL, as amended (to the extent such amendment permits the Company to provide broader indemnification rights than such law permitted prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith;

provided, however, that, with respect to Proceedings to enforce rights to indemnification (except suits brought under certain circumstances by the Indemnitee against the Company to recover unpaid amounts of claims), the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the board of directors of the Company.
The right to indemnification conferred by Article ELEVENTH includes the right of the Indemnitee to be advanced expenses by the Company;
provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, that such Indemnitee is not entitled to be indemnified for such expenses under Article ELEVENTH or otherwise.
Article ELEVENTH also provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
The Company has entered into indemnification agreements with certain of its directors and executive officers in addition to the indemnification provided for in its certificate of incorporation. The Company also maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Exhibit
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (Commission File No. 333-212269) filed with the Commission on June 27, 2016).
5.1	Opinion of Troutman Pepper Hamilton Sanders LLP as to the validity of the securities registered hereunder.
23.1	Consent of Crowe LLP.
24.1	Power of Attorney (included on the signature page hereto).
99.1	Pathward Financial, Inc. 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Commission on February 28, 2024).
107	Filing Fee Table.

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on February 28, 2024.
PATHWARD FINANCIAL, INC.

By:    /s/ Gregory A. Sigrist
Name:    Gregory A. Sigrist
Title:     Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Brett L. Pharr and Gregory A. Sigrist, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.
Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated as of February 28, 2024:

Signature:	Title:

/s/ Brett L. Pharr	Chief Executive Officer; Director
Brett L. Pharr

/s/ Becky S. Shulman	Chair
Becky S. Shulman

/s/ Gregory A. Sigrist	Executive Vice President and Chief Financial Officer
Gregory A. Sigrist	(Principal Financial Officer)

/s/ Jennifer W. Warren	Senior Vice President and Chief Accounting Officer
Jennifer W. Warren	(Principal Accounting Officer)

/s/ Douglas J. Hajek	Director
Douglas J. Hajek

/s/ Elizabeth G. Hoople	Director
Elizabeth G. Hoople

/s/ Ronald D. McCray	Director
Ronald D. McCray

Director
Neeraj Mehta

/s/ Christopher Perretta	Director
Christopher Perretta

/s/ Kendall E. Stork	Director
Kendall E. Stork

/s/ Lizabeth H. Zlatkus	Director
Lizabeth H. Zlatkus